                                                                 EXHIBIT 23(e)

                                    [LETTERHEAD]




                           CONSENT OF INDEPENDENT AUDITORS


We hereby consent to the use of our independent auditor's report dated February 7, 1997, except for Note 19 as to which the date is June 17, 1997, with respect to the consolidated financial statements of Gateway Bancorp, Inc. as of December 31, 1996 and 1995, and the related consolidated statements of income, changes in stockholders' equity and cash flows for the years ended December 31, 1996 and 1995, for the six months ended December 31, 1994, and for the year ended June 30, 1994, included in the Registration Statement on Form S-4 of Peoples Bancorp, Inc. filed with the Securities and Exchange Commission. We also consent to the reference to our Firm in the Registration Statement under the caption "Experts."

Kelley, Galloway & Company, PSC

/s/Kelley, Galloway & Company, PSC

Ashland, Kentucky
September 26, 1997